UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 9, 2009

PURE CYCLE CORPORATION
(Exact name of registrant as specified in its charter)

Colorado	0-8814	84-0705083
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8451 Delaware Street, Thornton, CO	80260
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 292-3456

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This Current Report on Form 8-K is filed by Pure Cycle Corporation, a Colorado corporation (the Registrant), in connection with the matters described herein.

ITEM 8.01 – OTHER EVENTS

Pure Cycle Corporation learned today that Lend Lease Lowry Range LLC (“Lend Lease”) announced it has terminated its development agreement with the Colorado State Board of Land Commissioners (the “Land Board”). Pure Cycle, in partnership with the Rangeview Metropolitan District (the “District”) and the Land Board, has the exclusive right to provide water and wastewater services to approximately 24,000 acres of the 27,000-acre State owned Lowry Range; including about one-third of the development parcel.

In December 2006, the Land Board selected Lend Lease as the developer for approximately 4,000 acres of the Lowry Range. The Lowry Range is located in the southeastern Denver metropolitan area in unincorporated Arapahoe County. Since 2006, numerous parties have worked with the Land Board to allow development planning at the Lowry Range to progress, including Arapahoe County, which amended its comprehensive land use plan and obtained urban growth boundary allocation for the property. More recently, Lend Lease sought to change the property’s jurisdiction and have the property annexed into the City of Aurora. Pursuant to Aurora’s ordinances the City must provide water and wastewater services to all annexed property, which directly conflicts with the 20-year old agreements between Pure Cycle, the District and the Land Board, and jeopardized millions of dollars of future water service royalties which would benefit the School Trust. Pure Cycle and the Land Board worked diligently over the past several months to identify numerous suitable solutions.

“Lend Lease may have had many issues surrounding this development. However, the State’s Lowry Range water supplies, which consist of over 30,000 acre feet of drought proof groundwater, over 3,000 acre feet of renewable surface water from two streams which flow through the property, and over 25,000 acre feet of reservoir storage sites, clearly demonstrate that the Lowry Range in fact has a sustainable, cost effective water supply to meet Lend Lease’s 3,000 acre feet of water needs,” commented Mark Harding, President of Pure Cycle. “With Lend Lease’s departure, the Land Board remains positioned to realize the full value from their Lowry Range land and water asset for the benefit of the School Trust,” continued Mr. Harding.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 9, 2009.

PURE CYCLE CORPORATION

/s/ Mark W. Harding
Mark W. Harding
President and Chief Financial Officer